Exhibit 10.13
12/18/2024
Chris Riedy

Dear Chris,
Congratulations! I am pleased to offer you a position as a salaried, full-time employee of Ibotta, Inc. (the “Company”). Here are the details of your offer:

Title: Chief Revenue Officer
Reporting To: Bryan Leach
Start Date: January 13, 2025
Salary: Your salary will be paid at a bi-weekly rate of $19,230.76 less payroll deductions and all required withholdings, which on an annual basis is $500,000.00.
In addition to your salary, you will be eligible to receive variable compensation, as described in your role’s variable plan (the “Plan”) then in effect. If the Plan’s prerequisite conditions for variable compensation are met, as determined at the Company’s discretion, your target annual variable compensation will be 100% of your base salary, which will be $500,000.00 less applicable deductions and withholdings. Subject to the terms and conditions of the Plan, the variable compensation will be paid out in accordance with your Plan, prorated based on start date, and requires that you remain employed with the Company through the date of the measurement period designated in the Plan.

We don’t want employees to act like they’re invested in Ibotta; we want them to actually be invested. It will be recommended at a meeting of the Company’s Board of Directors following your start date that the Company grant you an award of restricted stock units in the amount of
$9,000,000.00 (“RSUs”) of the Company’s Common Stock. The RSUs shall begin vesting on the first quarterly vesting date following the effective date of the grant and continue to vest over the following 15 quarters in equal amounts, subject to your continuing employment with the Company and satisfaction of any other conditions precedent in the grant agreement. This RSU grant shall be subject to the terms and conditions of the Company’s 2024 Equity Incentive Plan and Restricted Stock Unit Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

You will be eligible to enter into a Change in Control and Severance Agreement (the “Severance Agreement”), which has been provided to you along with this letter of agreement. The Severance Agreement specifies the severance payments and benefits you would be eligible to receive in connection with certain terminations of your employment with the Company. These protections will supersede all other severance payments and benefits you would otherwise currently be eligible for, or would become eligible for in the future, under any plan, program or policy that the Company may have in effect from time to time. You will also be eligible for the Ibotta benefits package including medical, dental, vision, flexible spending, 401(k) as well as life and disability insurance. Benefit enrollments must be completed within 30 days of your hire date. Your elected coverages will take effect on the first of the month following your completed enrollment. Any additional premiums will be deducted on a bi-weekly basis from your paycheck. Please reference the Ibotta Benefit Summary for more information. The Company reserves the right to amend the benefits in the future if necessary.

We will also ask you to sign our At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. Signing this agreement as well as the Acknowledgement page of the Ibotta Handbook will be conditions of your employment with the Company. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to take any actions that will violate any agreements relating to your prior employment will and not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such confidential information.

All employment offers with the Company are contingent upon the successful results of a background check, and I-9 verification. You understand that the terms of this letter do not imply employment for a specific period or any period at all. Your employment is at-will; either you or the Company can terminate it at any time. The Company may modify job titles, salaries, bonus plans and benefits from time to time, as it deems necessary.

This letter agreement, the Confidentiality Agreement, the Severance Agreement, and the Equity Documents constitute the entire agreement between you and the Company regarding the subject matters discussed, and they supersede all prior negotiations, representations or agreements between you and the Company. This letter agreement may only be modified by a written agreement signed by you and the Company’s Chief Executive Officer.

We look forward to having you at Ibotta! Sincerely,

/s/ Bryan W. Leach
Bryan W. Leach
Founder & Chief Executive Officer

Please sign below to acknowledge your acceptance of these terms.
Acceptance Signature: /s/ Christopher Riedy

Date: 2/3/2025 19:24 MST